Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of April 20, 2012 (the “Agreement”), is executed by and between CHROMCRAFT REVINGTON, INC., a Delaware corporation (the “Borrower”), whose address is 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906 and GIBRALTAR BUSINESS CAPITAL, LLC, a Delaware limited liability company (the “Lender”), whose address is 400 Skokie Boulevard, Suite 375, Northbrook, Illinois 60062.

In consideration of the mutual agreements hereinafter set forth, the Borrower and the Lender hereby agree as follows:

1.             DEFINITIONS.

1.1           Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account(s)” shall mean all of Borrower’s now existing or hereafter arising or acquired accounts, accounts receivable, and any other rights to payment, however created including, without limitation, any right to payment for goods sold or leased, or for services rendered, whether arising out of the sale of inventory or otherwise and whether or not it has been earned by performance, and any and all notes, drafts, acceptances, chattel paper, general intangibles and other obligations arising out of or representing a right to payment thereunder, however created.

“Account Debtor” shall mean any person and/or entity obligated on an Account.

“Acquisitions” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For the purpose hereof, the term “control” shall  mean the possession of the power to direct, or cause the direction of, the management and policies of a Person by contract or voting of securities or ownership interests.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean an amount equal to eighty-five percent (85%) or such lesser percentage as determined by Lender in its sole discretion, of the net amount (after deduction of such reserves and allowances as the Lender deems proper and necessary in its sole discretion) of the Eligible Accounts.

“Borrowing Base Certificate” shall have the meaning set forth in Section 3.1.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which Lenders are authorized or required to be closed for the conduct of commercial Banking business in Chicago, Illinois.

“C/M Fee” shall have the meaning set forth in Section 5.2.

“Capital Expenditures” shall mean expenditures (including Capitalized Lease Obligations) for the acquisition of fixed assets which are required to be capitalized under GAAP.

“Capital Lease” shall mean, as to any Person, a lease by such Person, as lessee, of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement No. 13 is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Collateral” shall have the meaning set forth in Section 6.1.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, or arrangement by which the Borrower:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, or (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from a Person with the purpose or intent of assuring a second Person to whom such first Person is indebted or has obligations to of the ability of such first Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Default Rate” shall mean a per annum rate of interest equal to the actual interest rate for the Revolving Loans as set forth in Section 2.1(b) herein plus five percent (5%).

“Delphi Property” shall mean the real property and improvements thereon commonly known as 1100 N. Washington, Delphi, Indiana 46923.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statement and determined in accordance with GAAP.

“Eligible Accounts” shall mean each Account of the Borrower which meets each of the following requirements:

(a)           is genuine in all respects and has arisen in the ordinary course of the Borrower’s business from (i) the sale or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered or shipped to and not rejected by the Account Debtor, and the Borrower has possession of, or has delivered to the Lender at the Lender’s request, shipping and delivery receipts evidencing such shipment; or (ii) the performance of services by the Borrower, which services have been fully performed, acknowledged and accepted by the Account Debtor;

(b)           is subject to a perfected, first priority lien in favor of the Lender and is not subject to another assignment, claim or lien other than Permitted Liens;

(c)           is evidenced by an invoice delivered to the Account Debtor thereunder and is due and payable within forty-five (45) days after the date of the invoice and is not outstanding more than ninety (90) from the date of the invoice;

(d)           it is not an account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or subject to another repurchase or return agreement;

(e)           it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof unless the Borrower has complied with the Federal Assignment of Claims Act to the satisfaction of the Lender;

(f)           it is not due from an Account Debtor which is the Borrower or a Subsidiary or a director, officer, employee, agent, parent or Affiliate of the Borrower;

(g)           the Account Debtor with respect thereto is a resident or citizen of, and is located within the United States;

(h)           it does not arise in connection with a sale to an Account Debtor who is located within a state or other jurisdiction which requires the Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state, or (ii) file a notice of business activities or similar report with such state’s taxing authority, unless (A) the Borrower has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election, or (C) the Borrower has proven to the reasonable satisfaction of the Lender that it is exempt from any such requirements under such state’s laws;

(i)           it does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Lender of the Account arising with respect thereto and is not unassignable to the Lender for any other reason;

(j)           it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and to the extent it is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(k)           it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Subsidiary (or by any agent or custodian of the Borrower or any Subsidiary) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(l)           if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(m)           if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

(n)           there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o)           it does not arise from pending work in process; and

(p)           it is otherwise not unacceptable to the Lender for any other reason in Lender’s sole discretion exercised in good faith.

An Account which is an Eligible Account shall cease to be an Eligible Account whenever it ceases to meet any one of the foregoing requirements.

If invoices representing twenty-five percent (25%) or more of the unpaid net amount of all Accounts from any one Account Debtor are unpaid more than ninety (90) days after the original date of such invoices, then all Accounts relating to such Account Debtor shall cease to be Eligible Accounts.  Also, no more than ten percent (10%) of the total Eligible Accounts shall be from any one Account Debtor or the Affiliate of any one Account Debtor.

“Employee Plan” shall mean any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, employee health and safety, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof.

“GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Indebtedness” shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of the Borrower for borrowed money or for the deferred purchase price of property or services, including, without limitation, the Obligations, (b) the maximum amount available to be drawn under all letters of credit, Lender’s acceptances and similar obligations issued for the account of the Borrower and all unpaid drawings in respect of such letters of credit, Lender’s acceptances and similar obligations, (c) all indebtedness secured by any Lien on any property owned by the Borrower, whether or not such Indebtedness has been assumed by the Borrower (provided, however, if the Borrower has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien), (d) the aggregate amount of all Capitalized Lease Obligations of the Borrower, (e) all Contingent Indebtedness of the Borrower, whether or not reflected on its balance sheet, and (f) all monetary obligations of the Borrower under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of the Borrower but which, upon the insolvency or Bankruptcy of the Borrower, would be characterized as the indebtedness of the Borrower under the Bankruptcy Code (without regard to accounting treatment).  Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by the Borrower in accordance with customary practices and in the ordinary course of business of the Borrower.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Lender and any parent corporations, affiliated corporations or subsidiaries of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Leased Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP.

“Lender’s Title Insurance Policy” shall mean, with respect to the Delphi Property and/or the Mississippi Property, an ALTA extended coverage loan title insurance policy (a) issued by the Title Company, which policy shall name Lender as the insured party, (b) insuring Lender’s mortgage on the Delphi Property and/or Lender’s deed of trust on the Mississippi Property, (c) showing no encumbrances against the Delphi Property and the Mississippi Property other than Permitted Exceptions, (d) in an amount equal to the Revolving Loan Commitment and (e) otherwise in form and content satisfactory to Lender.  The Lender’s Title Insurance Policy shall include such endorsements or affirmative coverages as Lender shall require in form and substance satisfactory to Lender.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“Liberty Mutual Letter of Credit” shall mean the Clean Irrevocable Standby Letter of Credit No. SB57316 dated November 18, 2011 issued by BMO Harris Bank N.A. correspondent for First Business Bank for the account of Borrower and for the benefit of Liberty Mutual Insurance Company in the principal amount of $390,000.00.

“Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

“Loan Documents” shall have the meaning set forth in Section 3.1.

“Lockbox Agreement” shall have the meaning set forth in Section 3.1.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties,  condition (financial or otherwise) or results of operations of the Borrower taken as a whole, (b) an impairment of the ability of the Borrower to perform any of the material Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral,  (ii) the legality, validity, binding effect or enforceability against the Borrower of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Lender under any Loan Document, or (iv) the rights or remedies of the Lender under any Loan Document.

“Maturity Date” shall mean April 20, 2014, unless extended pursuant to Section 2.1(d) herein or pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Mississippi Property” shall mean the real property and improvements thereon commonly known as One Quality Lane, Senatobia, Mississippi 38668 and legally described on Exhibit “A” attached hereto.

“Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the financial statements of the Borrower prepared in accordance with GAAP excluding any items of gain which are extraordinary items as defined by GAAP including, without limitation, that portion of Net Income arising out of the sale of assets outside the ordinary course of business.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.4(a) hereof.

“Obligations” shall mean the Revolving Loans, as evidenced by the Revolving Note, all interest accrued thereon, any fees due the Lender hereunder, any expenses incurred by the Lender hereunder and any and all other liabilities and obligations of the Borrower to the Lender, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several including.

“Obligor” shall mean the Borrower, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Other Taxes”  shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Exceptions” shall mean exceptions to title acceptable to Lender.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable; (b) Liens or charges incidental to the conduct of the Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business; (c) Liens granted to the Lender hereunder; (d) Liens constituting purchase money security interests granted for permitted Capital Expenditures; (e) the cash collateral pledged to First Business Bank to secure the Liberty Mutual Letter of Credit or pledged to Liberty Mutual Insurance Company in an amount not to exceed $390,000.00 and (f) Liens in favor of Great America Leasing Corporation relating to the video and surveillance system at the Mississippi Property.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be as published in The Wall Street Journal’s “Bonds, Rates and Yields Table”.  If publication of The Wall Street Journal and/or The Wall Street Journal’s “Bonds, Rates and Yields Table” is discontinued, the Lender, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Prime Rate.  The Lender shall not be obligated to give notice of any change in the Prime Rate.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the Borrowing Base Amount.

“Revolving Loan Commitment” shall mean FIVE MILLION DOLLARS ($5,000,000.00).

“Revolving Note” shall have the meanings set forth in Section 4.4 hereof.

“Right of First Refusal” shall have the meaning set forth in Section 9.1 hereof.

“Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

“Surveys” shall mean the current title surveys of the Delphi Property and the Mississippi Property, certified to the Title Company and Lender and their successors and/or assigns, that (i) are in form and content satisfactory to Lender; (ii) are prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA, NSPS and ACSM in 2011; (iii) and include the following additional Table A items: 1, 2, 3, 4, 6(b), 7(a), 8, 9, 10 (only where party-walls are a factor), 11(b), 12, 13, 14, 16, 17, 18, 19, 20 and 21; (iv) reflect the same legal descriptions contained in the Lender’s Title Insurance Policies; and (v) contain  certifications in form and substance acceptable to Lender, including a certification that no portion of the Delphi Property or the Mississippi Property lies within a flood plain.

“Title Company” shall mean Chicago Title Insurance Company or another title company acceptable to Lender.

“UCC” shall mean the applicable Uniform Commercial Code in effect from time to time.

“Voidable Transfer” shall have the meaning set forth in Section 13.20 herein.

1.2           Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3           Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4           Other Definitional Provisions; Construction.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 13.3 hereof.  References in this Agreement to any party shall include such party’s successors and permitted assigns.  References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated.  To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2.             COMMITMENT OF THE LENDER.

2.1           Revolving Loans.

(a)           Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability.  Revolving Loans made by the Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement.

(b)           Revolving Loan Interest Payments.  Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the greater of (i) the Prime Rate plus three percent (3.0%) or (ii) six and one quarter percent (6.25%) per annum.  Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans, outstanding from time to time, shall be due and payable monthly, in arrears, commencing on May 1, 2012 and continuing on the same day of each calendar month thereafter, and on the Maturity Date.  From and after maturity, whether at stated maturity, by acceleration or otherwise, or after the occurrence of an Event of Default, interest on the outstanding principal balance of the Revolving Loans, at the option of Lender, may accrue at the Default Rate and shall be payable upon demand from the Lender.  If Borrower fails to timely make any monthly payment of interest due hereunder and any fees or expenses due Lender, Lender may, in its sole discretion, make a Revolving Loan advance in the amount of such payment, including any applicable late charges, and apply the proceeds thereof against the applicable interest payment or, fees and expenses.  Lender will give Borrower notice of any such Revolving Loan advance.

(c)           Revolving Loan Principal Payments.  All Revolving Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.  In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

(d)           Extension of Maturity Date.  Notwithstanding anything to the contrary or inconsistent contained herein, provided no Event of Default exists, the original Maturity Date will automatically be extended one time for one (1) year if neither the Borrower nor the Lender notifies the other party in writing on or before ninety (90) days prior to the original Maturity Date of its intent not to so extend the Maturity Date.  If the Maturity Date is extended pursuant to this Section 2.1(d), Borrower shall pay to Lender a renewal fee in the amount of FIFTY THOUSAND DOLLARS ($50,000) which shall be due and payable on or before the original Maturity Date.

(e)           Prepayments.  The Obligations may be prepaid in whole or in part at any time as set forth in the Revolving Note, subject to the prepayment premium due and owing as set forth in the Revolving Note.

2.2           Interest and Fee Computation; Collection of Funds.  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Lender shall be entitled to charge Borrower for three Business Days of “clearance” at the rate then applicable under Section 2.1(b) on all collections that are received by Borrower and forwarded to Lender hereunder.  This across-the-board three (3) Business Day clearance charge on all collections of Borrower is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower; the effect of such clearance charge being the equivalent of charging interest on such collections through the period ending three (3) Business Days after the receipt thereof.  If any payment to be made by the Borrower hereunder or under the Revolving Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  Notwithstanding anything to the contrary contained herein, the final payment due under the Revolving Loans must be made by wire transfer or other immediately available funds.  All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim or other defense.

2.3           Late Charge.  If any payment of interest or principal due hereunder is not made within five (5) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, the Borrower shall pay to the Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment.  The Borrower agrees that the damages to be sustained by the Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.4           Taxes.

(a)           All payments made by the Borrower under this Agreement or under any of the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) now or hereinafter imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes that are attributable to the Lender’s failure to comply with the requirements of subsection 2.4(c).

(b)           The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)           At the request of the Borrower and at the Borrower’s sole cost, the Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lender for any other reason, the Borrower shall indemnify the Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lender.

(e)           The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.5           Use of Proceeds.  Borrower shall use the proceeds of the Revolving Loans (i) to pay the existing Liabilities owed to First Business Bank; (ii) to pay the Closing Fee due Lender pursuant to Section 3.6 herein, (ii) to pay any other out-of-pocket costs, fees and expenses incurred by Borrower in connection with the Revolving Loans; and (iii) for general working capital needs.

2.6           All Revolving Loans to Constitute Single Obligation.  The Revolving Loans shall constitute one general obligation of the Borrower, and shall be secured by Lender’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

2.7           Revolving Loans to Pay Interest and Other Fees and Expenses.  Lender may, at any time in its sole discretion, make a Revolving Loan advance in the amount of any monthly payment of interest due under the Note, the C/M fee and any other fees, costs and expenses due and owing Lender under this Agreement or any of the Loan Documents, and apply the proceeds thereof against the applicable interest payment, fees, charges or expenses.

3.             CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Lender shall not be required to disburse or make all or any portion of the Revolving Loans unless the following conditions shall have been satisfied.

3.1           Loan Documents.  The Borrower shall have executed and delivered, or caused to be executed and delivered to the Lender the following loan documents (together with any amendments, restatements, or replacements therefor and any other document executed and delivered to the Lender in connection with the Revolving Loans being collectively referred to herein as the “Loan Documents”), all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution:

(a)           Loan Agreement.  Two copies of this Agreement duly executed by the Borrower.

(b)           Revolving Note.  A Revolving Note duly executed by the Borrower, in the form prepared by and acceptable to Lender.

(c)           Mortgage - Delphi Property.  A Mortgage duly executed by Borrower in a form prepared by and acceptable to Lender granting to Lender a first mortgage lien on the Delphi Property.

(d)           Assignment of Rents and Leases.  Assignments of Rents and Leases duly executed by Borrower in a form prepared by and acceptable to Lender granting to Lender a first lien on the leases and rents at the Delphi Property.

(e)           Environmental Indemnity Agreement.  An Environmental Indemnity Agreement duly executed by Borrower in a form prepared by and acceptable to Lender.

(f)           Landlord Waiver(s).  Landlord Waiver(s) dated as of the date of this Agreement, from any third party owner of any real estate whereon any Collateral is stored or otherwise located, in the form prepared by and applicable to Lender.

(g)           Borrowing Base Certificate.  A Borrowing Base Certificate in the form attached hereto as Exhibit “B” (a “Borrowing Base Certificate”), certified as accurate by the Borrower and acceptable to the Lender in its sole discretion.

(h)           Search Results; Lien Terminations.  Copies of UCC search reports dated such a date as is acceptable to the Lender, listing all effective financing statements which name the Borrower, under its present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters for all existing Indebtedness to be repaid with the Revolving Loans, specifying the amount required to be repaid to obtain appropriate termination and release statements and documents with respect to all agreements relating thereto and all Liens granted in connection therewith, (other than Permitted Liens), and (iii) such other UCC termination statements as the Lender may reasonably request.

(i)           Organizational and Authorization Document.  Copies of (i) the Certificate of Incorporation and By-Laws of the Borrower; (ii) resolutions of the directors of the Borrower, as required, approving and authorizing Borrower’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrower, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and in each other state requested by the Lender.

(j)           Insurance.  Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 9.4, together with evidence that the Lender has been named as a lender’s loss payee on all related insurance policies.

(k)           Lockbox Agreement.  The Deposit Account Control Agreements duly executed by the Borrower, the Lender and the depositor’s bank (collectively, the “Lockbox Agreement”) in the form prepared by and acceptable to the Lender.

(l)           Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall reasonably require.

3.2           Event of Default.  No Event of Default, or event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

3.3           Adverse Changes.  No Material Adverse Effect in the financial condition or affairs of the Borrower, as determined in the Lender’s sole and complete discretion, shall have occurred.

3.4           Litigation.  No litigation or governmental proceeding shall have been instituted against the Borrower or any Affiliate, which in the discretion of the Lender materially adversely affects the financial condition or continued operation of the Borrower.

3.5           Representations and Warranties.  All representations and warranties of the Borrower contained herein or in any Loan Document shall be true and correct as of the date of any Revolving Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.6           Closing Fee.  Borrower shall pay to Lender a non-refundable closing fee for the Loan in the amount of FIFTY THOUSAND DOLLARS ($50,000.00) payable on or before the execution of this Agreement by the Lender (“Closing Fee”).  The Closing Fee shall be deemed fully earned on the date of the initial Revolving Loan. The Closing Fee shall not be refundable for any reason.

3.7           Field Examination.  The Lender shall have received and approved a field examination for Borrower satisfactory to Lender.

4.             REVOLVING NOTE EVIDENCING REVOLVING LOANS.

The Revolving Loans shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor, the “Revolving Note”) in a form acceptable to Lender, duly executed by the Borrower and payable to the order of the Lender.  At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Lender.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5.             MANNER OF BORROWING; COLLATERAL/MANAGEMENT FEE.

5.1           Borrowing Procedures.  Each of the Revolving Loans shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Lender.  A request for a Revolving Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded.  The proceeds of each Revolving Loan shall be made available at the office of the Lender by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Lender.  The Lender is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Lender believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case.  The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Lender and does hereby indemnify the Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto.

5.2           Collateral/Management Fee.  The Borrower agrees to pay to Lender a monthly collateral/management fee in the amount of TEN THOUSAND DOLLARS ($10,000.00) (“C/M Fee”).  The C/M Fee shall be due and payable on the first (1st) day of each month during the term of the Revolving Loans.

6.             SECURITY FOR THE OBLIGATIONS.

6.1           Security for Obligations.  As security for the payment of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Lender and does hereby grant to the Lender a continuing and unconditional first priority security interest in and to any and all property of the Borrower (other than real estate owned by Borrower) of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)           all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Lender or any agent or bailee for the Lender or any parent, affiliate or subsidiary of the Lender or any participant with the Lender in the Revolving Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)           the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)           All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)           All Inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)           All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)           All Software and computer programs;

(v)           All Capital Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)           All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Healthcare Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii)           Proceeds (whether Cash Proceeds or Non-Cash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property including unearned premiums, and of eminent domain or condemnation awards.

6.2           Lockbox Arrangement/Control Agreements.  The Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lockbox”) designated by, and under the exclusive control of, the Lender.  Pursuant to the Lockbox Agreement, the Borrower shall establish the Lockbox and an account (the “Lockbox Account”) in the Lender’s name or in Lender’s control into which all payments received in the Lockbox shall be deposited, and into which the Borrower will immediately deposit all payments made for Inventory sold by the Borrower or the performance of services by the Borrower, and received by the Borrower in the identical form in which such payments were made, whether by cash or check.  If the Borrower, an Affiliate, a Subsidiary or any director, shareholder, officer, employee, agent or the Borrower or any Affiliate, Subsidiary, or any other Person acting for or in concert with the Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account.  The Borrower agrees that all payments made to such Lockbox and Lockbox Account or otherwise received by the Lender, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Revolving Loans in accordance with Section 12.8 of this Agreement.  Further, all other bank accounts of Borrower shall be subject to Control Agreements by and among Borrower, the applicable depository institution and Lender upon terms satisfactory to Lender (“Control Agreements”).  The Borrower shall direct any applicable financial institution to provide Lender with any information regarding the Lockbox Account or any other bank account subject to a Control Agreement as Lender shall request.  The Borrower agrees to pay all fees, costs and expenses which the Lender incurs in connection with opening and maintaining the Lockbox, Lockbox Account, the Control Agreements, and depositing for collection by the Lender any check or other item of payment received by the Lender on account of the Obligations. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Lender by the Borrower upon demand, and if not paid by Borrower within five (5) days following such demand, shall bear interest at the Default Rate from the date incurred by the Lender.  All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to the Lender, and, if that endorsement of any such item shall not be made for any reason, the Lender is hereby irrevocably authorized to endorse the same on the Borrower’s behalf.  For the purpose of this section, the Borrower irrevocably hereby makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact (i) to endorse the Borrower’s name upon such items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.

6.3           Mississippi Property.  Within 180 days from the date of this Agreement, as additional security for the payment of the Obligations, Borrower shall execute and deliver to Lender a (i) Deed of Trust in a form prepared by and acceptable to Lender granting to Lender a first lien on the Mississippi Property including an assignment of any remaining Leased Mississippi Premises and (ii) an Assignment of Rents and Leases in a form prepared by and acceptable to Lender granting to Lender a first lien on the Leases and Rents at the Mississippi Property.  If Borrower subsequently obtains fee title to any additional portion of the Leased Mississippi Premises, the Parties shall amend the Deed of Trust to reflect such ownership.  In addition, concurrently with the foregoing documents, Borrower shall deliver to Lender a commitment for a Lender’s Title Insurance Policy with respect to the Mississippi Property showing no encumbrances against the Mississippi Property other than Permitted Exceptions.  Lender reserves the right to obtain, at Borrower’s cost, a Lender’s Title Insurance Policy with respect to the Mississippi Property.  Borrower’s failure to satisfy any of the terms and provisions of this Section 6.3 shall constitute an automatic Event of Default (without any further notice, grace or cure period).

6.4           Possession and Transfer of Collateral.  Subject to Section 6.2 herein, unless an Event of Default exists hereunder, the Borrower shall be entitled to possession and use of the Collateral.  The cancellation or surrender of the Revolving Note, upon payment or otherwise, shall not affect the rights of the Lender under this Agreement with respect to any other of the Obligations then outstanding.  The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory, collect Accounts and dispose of obsolete Equipment in the ordinary course of business.

6.5           Financing Statements.  The Borrower shall, at the Lender’s request, at any time and from time to time, execute and deliver to the Lender such financing statements, amendments and other documents and do such acts as the Lender deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens.  The Borrower hereby irrevocably authorizes the Lender at any time, and from time to time, to file with such jurisdictions as Lender deems necessary any initial financing statements and amendments thereto without the signature of Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the granting of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower.  The Borrower agrees to furnish any such information to the Lender promptly upon request.  The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Lender in any jurisdiction prior to the date of this Agreement.  In addition, Borrower shall make appropriate entries on its books and records disclosing the Lender’s security interests in the Collateral.

6.6           Additional Collateral.  The Borrower shall deliver to the Lender immediately upon its demand, such other collateral as the Lender  may from time to time reasonably request should the value of the Collateral, in the Lender’s sole but commercially reasonable discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Lender a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Lender shall be and come part of the Collateral.  The Lender’s security interests in each of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.7           Preservation of the Collateral.  The Lender may, but is not required to, take such action from time to time as the Lender deems appropriate to maintain or protect the Collateral. The Lender shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lender’s status as a secured party, but the failure of the Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender’s responsibility for the safekeeping of the Collateral shall (a) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (b) not extend to matters beyond the reasonable control of the Lender, including, without limitation, acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of the Lender to preserve or protect any rights with respect to the Collateral against claims of prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Lender in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lender that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Lender shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.8           Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Lender to ensure the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral including, without limitation, (a) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.  The Borrower further agrees to indemnify and hold the Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.9           Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lender thereof, and if requested by the Lender, shall promptly obtain an acknowledgement from the warehouseman or bailee, in form and substance satisfactory to the Lender, that the warehouseman or bailee holds such Collateral for the benefit of the Lender, as secured party, and shall act upon the instructions of the Lender, without the further consent of the Borrower.

6.10          Letter-of-Credit Rights.  If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.11          Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Lender in writing signed by the Borrower of the details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement in each case in form and substance satisfactory to the Lender, and shall execute any amendments thereto deemed reasonably necessary by the Lender to perfect its security interest in such Commercial Tort Claim.

6.12          Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender’s loss of such control under Section 9-105 of the UCC, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

6.13          Verification of Accounts.  Any of the Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the Lender’s name or in the name of a nominee of the Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile or otherwise and to sign Borrower’s name on any verification of Accounts and notices thereof to Account Debtors.

6.14          Account Covenants.  Unless the Lender notifies Borrower in writing that Lender suspends any one or more of the following requirements,  Borrower shall (a) promptly upon Borrower’s learning thereof, inform the Lender, in writing, of any material delay in Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any material claims, offsets or counterclaims by any Account Debtor and of any allowances, credits and/or other monies granted by Borrower to any Account Debtor outside of the ordinary course of Borrower’s business, and (b) not permit or agree to any compromise or settlement with respect to Accounts which constitute, in the aggregate, more than five percent (5%) of all Accounts then owing to Borrower.

6.15          Right to Notify Account Debtors.  The Lender shall have the right, now and at any time or times hereafter, at its option, without notice thereof to Borrower (a) to notify any or all Account Debtors that the Accounts have been assigned to Lender and the Lender has a security interest therein; (b) to direct such Account Debtors to make all payments due from them to Borrower upon the Accounts directly to the Lender; and (c) from and after the occurrence of any Event of Default, without notice to Borrower, to enforce payment of and collect, by legal proceedings or otherwise, the Accounts in the name of the Lender and Borrower.

6.16          Power of Attorney.  Borrower, irrevocably, hereby designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender) as Borrower’s true and lawful attorney (and agent-in-fact),with power, upon the occurrence of an Event of Default, without notice to Borrower and in Borrower’s or the Lender’s name (a) to demand payment of Accounts; (b) to enforce payment of the Accounts by legal proceedings or otherwise; (c) to exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (d) to settle, adjust, compromise, discharge, release, extend or renew the Accounts; (e) to settle, adjust or compromise any legal proceedings brought to collect the Accounts; (f) to sell or assign the Accounts upon such terms, for such amounts and at such time or times as Lender deems advisable; (g) to prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts; or (h) to prepare, file and sign Borrower’s name on any proof of claim in Bankruptcy or similar document against any Account Debtor.

7.             REPRESENTATIONS AND WARRANTIES.

To induce the Lender to make the Revolving Loans, the Borrower makes the following representations and warranties to the Lender, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1           Borrower Organization and Name.  The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted.  The Borrower’s state issued organizational identification number is 2287400.  The Borrower is duly licensed or qualified in the states of Indiana and Mississippi and all foreign jurisdictions wherein the nature of its activities require such qualification or licensing.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct business under any other name or trade name except for “Chromcraft”, “Cochrane”, “Peters-Revington”, “CR Kids & Beyond”, “Executive Office Concepts”, and “Southern Living.”

7.2           Authorization; Validity.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents.  The execution and delivery of this Agreement and the Loan Documents to which the Borrower is a party will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Certificate of Incorporation of the Borrower.  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents to which the Borrower is a party.  This Agreement and the Loan Documents to which the Borrower is a party are valid and binding agreements and contracts of the Borrower in accordance with their respective terms, subject to Bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.3           Consent; Absence of Breach.  The execution, delivery and performance of this Agreement, the other Loan Documents to which the Borrower is a party and any other documents or instruments to be executed and delivered by the Borrower in connection with the Revolving Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the certificate of formation of the Borrower, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Lender created pursuant to this Agreement and Permitted Liens.

7.4           Ownership of Properties; Liens.  The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including, to the knowledge of Borrower, infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.5           Equity Ownership.  All issued and outstanding Capital Securities of the Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower.

7.6           Intellectual Property.  The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by Borrower or the validity or effectiveness of any Intellectual Property used by Borrower nor does the Borrower know of any valid basis for any such claim.

7.7           Litigation and Contingent Liabilities.  There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrower, threatened in writing, against the Borrower, which, if adversely determined, may, in the judgment of Lender, be expected to have a Material Adverse Effect upon the Borrower.  The Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not properly reflected or adequately reserved for in accordance with GAAP in the most recent financial statements delivered pursuant to the terms hereof or properly reflected or adequately reserved for in accordance with GAAP in the most recent quarterly financial statements delivered pursuant to the terms hereof.

7.8           Intentionally Deleted.

7.9           Financial Statements.  All financial statements submitted to the Lender have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect, in all material respects, the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Lender, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrower.

7.10          Event of Default.  No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default, in the commercially reasonable judgment of Lender, has or would reasonably be expected to have a Material Adverse Effect on the performance by the Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.

7.11          Solvency, etc.  As of the date hereof, and immediately prior to and after giving effect to the issuance of each Revolving Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.12          ERISA Obligations.  All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  The Borrower has promptly paid and discharged all obligations and liabilities that have become due arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed may, in the judgment of Lender, result in the imposition of a Lien against any of its properties or assets.

7.13          Labor Relations.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or, to the knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against the Borrower or, to the knowledge of the Borrower, threatened before any governmental authority.

7.14          Security Interest.  This Agreement creates a valid security interest in favor of the Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lender or delivery of such Collateral to the Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.15          Taxes.  The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien.  There is no controversy or objection pending in respect of any tax returns of the Borrower.  The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.16          Adverse Circumstances.  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Lender under the Loan Documents, (b) could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, (c) would constitute an Event of Default under any of the Loan Documents, or (d) would constitute such an Event of Default with the giving of notice or lapse of time or both.

7.17          Lending Relationship.  The Borrower acknowledges and agrees that the relationship hereby created with the Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Revolving Loans.  The Lender represents that it will receive the Revolving Note payable to its order as evidence of a Lender loan.

7.18          Business Loan.  The Revolving Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are exempted transactions under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Revolving Loans.

7.19          Compliance with Regulation U.  No portion of the proceeds of the Revolving Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.20          Place of Business.  The principal place of business of the Borrower is 1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana 47906. In addition, Collateral is located at the Delphi Property, the Mississippi Property, 1715 Anderson Avenue, Compton, California 90220 and 3979 Old Linwood  Road, Lexington, North Carolina 27292 (“Linwood”).  Borrower shall promptly notify the Lender of any change in such locations.  The Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Lender, except as expressly permitted herein and for Inventory sold and obsolete Collateral removed in the usual and ordinary course of the Borrower’s business.

7.21          Complete Information.  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lender pursuant hereto or in connection herewith will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information, taken as a whole, not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

8.             NEGATIVE COVENANTS.

8.1           Indebtedness.  The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)           the Obligations;

(b)           obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

(c)           obligations of the Borrower for accounts payable not owed to an Affiliate, other than for money borrowed, incurred in the ordinary course of business;

(d)           obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7.9;

(e)           Indebtedness for Capital Expenditures incurred after the date of this Agreement, provided that the aggregate amount of all such Debt outstanding at any time shall not to exceed THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) in the aggregate in any one calendar year;

(f)           in addition to the Indebtedness contemplated by subsection (e) above, Indebtedness for Capital Expenditures or improvements to the Mississippi Property that are financed by the State of Mississippi or any state, county, city or other governmental body, or any department, agency or instrumentality thereof, but in any event in an amount not to exceed $1,500,000.00 in the aggregate;

(g)           obligations under the Liberty Mutual Letter of Credit in an amount not to exceed $390,000.00; and

(h)           obligations owed to Great America Leasing Corporation relating to the video and surveillance system at the Mississippi Property.

8.2           Encumbrances.  The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired except for Permitted Liens and Permitted Exceptions.

8.3           Investments.  The Borrower shall not, either directly or indirectly, make or have outstanding any investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

(a)           investments in direct obligations of the United States;

(b)           investments in certificates of deposit issued by the Lender or any bank or financial institution with assets greater than ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00); or

(c)           investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and Moody’s Investment Service, Inc.).

8.4           Transfer; Merger.  The Borrower shall not, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person without Lender’s prior written consent, which consent shall not be unreasonably withheld, (b) sell, transfer, convey or lease all or any substantial part of its assets, except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any Accounts.

8.5           Intentionally Deleted.

8.6           Intentionally Deleted.

8.7           Business Activities; Change of Legal Status; Organizational Documents.  The Borrower shall not (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of incorporation or other legal structure or (c) permit its certificate of incorporation, by-laws or other formation documents to be amended in any material way (other than in connection with the authorization or issuance of Capital Securities of the Borrower or to establish the terms, powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, restrictions or limitations thereof, of such Capital Securities) without the prior written consent of the Lender.

8.8           Transactions with Affiliates.  The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Lender (including, but not limited to, through disclosure in any filings made by the Borrower with the Securities and Exchange Commission) and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

8.9           Unconditional Purchase Obligations.  The Borrower shall not and shall not permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

8.10          Cancellation of Debt.  The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

8.11          Inconsistent Agreements.  The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of any of its Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower from granting to the Lender a Lien on any of its assets.

8.12          Bank Accounts.  The Borrower shall not establish any deposit operating or other bank accounts unless such account is subject to a Control Agreement as set forth in Section 6.2 herein.

9.           AFFIRMATIVE COVENANTS.

9.1           Right of First Refusal.  In the event Borrower obtains a term sheet or commitment from an alternate financing source to refinance the Revolving Loans that is satisfactory to Borrower (“Refinance Commitment”), Borrower shall provide Lender with written notice of the Refinance Commitment together with a copy of the proposed Refinance Commitment.  Lender shall have the right, in Lender’s sole discretion, to refinance the Revolving Loans in accordance with the terms set forth in the Refinance Commitment (“Right of First Refusal”).  Lender may exercise the Right of First Refusal by sending Borrower written notice within ten (10) Business Days of Lender’s receipt of the Refinance Commitment.  If Lender elects not to exercise the Right of First Refusal, the Right of First Refusal shall be deemed waived and Borrower shall be permitted to seek said refinancing on the terms contained in the Right of First Refusal.  If for any reason Borrower fails to timely consummate the refinance of the Revolving Loans in accordance with the Refinance Commitment, then the Right of First Refusal shall remain in full force and effect and Borrower shall comply with the terms of this Section 9.1 with respect to any subsequent term sheet or commitment for refinancing the Revolving Loans from an alternate financing source.

9.2           Borrower Existence.  The Borrower shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its formation, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Borrower is presently conducting.  If the Borrower does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Lender of such Organizational Identification Number.

9.3           Maintain Property.  The Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  The Borrower shall permit the Lender to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times upon reasonable prior notice, except in the event of an emergency.

9.4           Maintain Insurance.  The Borrower shall at all times insure and keep insured in insurance companies reasonably acceptable to the Lender, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks.  Prior to the date of the initial funding of the Revolving Note, the Borrower shall deliver to the Lender a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9.4.  All such policies of insurance must be satisfactory to the Lender in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrower, shall identify the Lender as lender’s loss payee and as an additional insured.  In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Lender deems advisable.  This insurance coverage (i) may, but need not, protect the Borrower’s interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to the Collateral.   The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section.  The costs of such insurance obtained by the Lender, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Lender, together with interest at the Default Rate on such amounts until repaid and any other charges by the Lender in connection with the placement of such insurance.  The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Lender in connection with the placement of such insurance may be added to the total Obligations due and owing.

9.5           Payment of Taxes and Liabilities.  The Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

9.6           ERISA Liabilities; Employee Plans.  The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender promptly  upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7           Financial Statements.  The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP consistently applied, and shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a)           as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Lender, containing an unqualified opinion;

(b)           as soon as available, and in any event, within thirty (30) days following the end of each month, a copy of the internal financial statements of the Borrower regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified as accurate by the Borrower; and

(c)           within ten (10) days after the filing due date each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower and prepared by a tax professional reasonably acceptable to Lender.

No material change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender other than changes required by GAAP.  The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect, in all material respects, and in accordance with GAAP, the financial condition of the Borrower.  The Lender shall have the right at all times during business hours, upon reasonable prior notice except if an Event of Default exists, in which case no such prior notice shall be required, to inspect the books and records of the Borrower and make extracts therefrom.  The Borrower agrees to advise the Lender promptly of any material adverse change in the financial condition, the operations or any other status of the Borrower.

9.8           Supplemental Financial Statements.  The Borrower shall promptly upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

9.9           Borrowing Base Certificate.  The Borrower shall, at least once every seven (7) days and concurrently with each request for a Revolving Loan, deliver to the Lender a Borrowing Base Certificate together with such supporting documents required by Lender, certified as accurate by the Borrower and acceptable to the Lender in its sole and absolute discretion.

9.10          Aged Accounts Schedule, Aged Accounts Payable.  The Borrower shall, within fifteen (15) days after the end of each month, deliver to the Lender (i) an invoice date aging schedule of the Accounts of the Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower and (ii) an aged schedule of the accounts payable of Borrower listing the name and amount due to each creditor, and certified as accurate by Borrower.  The foregoing schedules shall include reconciliations to the general ledger in Borrower’s monthly financial statement.

9.11          Inventory Reports.  The Borrower shall, within fifteen (15) days after the end of each month or more frequently if requested by Lender, deliver to the Lender a summary inventory report, certified as accurate by the Borrower, and within such time as the Lender may specify, such other schedules and reports as the Lender may require.  In addition, Borrower shall, on or before fifteen (15) days after the end of each month, deliver to the Lender an inventory report by stock keeping unit, certified as accurate by the Borrower.

9.12          Covenant Compliance Report.  The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender a computation in such detail as the Lender shall specify, showing the state of compliance by the Borrower with the financial covenants set forth in Section 10, and certified as accurate by the Borrower.

9.13          Audits.  The Borrower shall allow the Lender to conduct field examinations of the Accounts, Inventory and/or other business operations of the Borrower, the results of which must be satisfactory to the Lender in the Lender’s sole and absolute discretion.  All such inspections or audits by the Lender shall be at Borrower’s sole expense, provided however, that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Lender for inspections or audits more frequently than four (4)  times each fiscal year.

9.14          Other Reports.  The Borrower shall, within thirty (30) days prior to the end of each fiscal year, deliver to Lender projections for the operation of Borrower’s business for the ensuing fiscal year as Lender shall reasonably require.  The Borrower shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may reasonably require.

9.15          Collateral Records.  Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lender’s Lien in the Collateral including, without limitation, placing a legend, in form and content acceptable to the Lender, on all Chattel Paper created by the Borrower indicating that the Lender has a Lien on such Chattel Paper.

9.16          Notice of Proceedings.  The Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Lender of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which could, in the commercially reasonable judgment of Lender reasonably be expected to have a Material Adverse Effect on the business, property or operations of the Borrower.

9.17          Notice of Default.  The Borrower shall, promptly after the commencement thereof, give notice to the Lender in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

9.18          Surveys.  On or before sixty (60) days after the date of the initial Revolving Loan, Borrower shall provide Lender with the Surveys.

9.19          Title Commitment.  On or before April 25, 2012, the Lender shall have received and approved a commitment for a Lender’s Title Insurance Policy with respect to the Delphi Property showing no encumbrances against the Delphi Property other than Permitted Exceptions.  Lender reserves the right to obtain at Borrower’s cost, a Lender’s Title Insurance Policy with respect to the Delphi Property.  The failure to satisfy the terms of this Section 9.18 shall constitute an Event of Default, without any further grace or cure period.

9.20          North Carolina Inventory.  On or before ninety (90) days after the date of the Initial Revolving Loan, Borrower shall cause all Collateral currently located at Linwood to be relocated to the Delphi Property or such other location of Borrower acceptable to Lender.  The failure to satisfy the requirements of this Section 9.20 shall constitute an Event of Default without any further grace or cure period.

10.           FINANCIAL COVENANTS.

10.1          Net Income.   The Borrower shall have at each fiscal quarter end, minimum Net Income as set forth in Exhibit “C” attached hereto and incorporated herein by reference.

10.2          Capital Expenditures.  The Borrower shall not incur expenditures (including Capitalized Lease Obligations) for the acquisition of fixed assets, including, but not limited to machinery, Equipment, land and buildings, in an amount greater than THREE HUNDRED THOUSAND and 00/100 DOLLARS ($300,000.00) in the aggregate in any one fiscal year.  In addition to the foregoing, the Borrower shall not incur expenditures for the acquisition of fixed assets, including, but not limited to machinery, Equipment, land and buildings, or for improvements to the Mississippi Property that are financed by the State of Mississippi or any department, agency or instrumentality thereof, in an amount exceeding $1,500,000 in the aggregate.  In connection with such permitted Capital Expenditures, the Lender shall promptly subordinate its Liens, and shall promptly execute and deliver such agreements, documents, mortgages, financing statements and other writings relating to such subordination, as may be reasonably requested by the Borrower only as to the specific assets (real or personal) acquired and/or improvements completed; provided, however, that the Lender shall be required to subordinate its Liens only to the extent that it possesses a second-priority Lien following any such subordination on such assets acquired and improvements completed.

The failure to satisfy any of the foregoing financial covenants shall constitute an Event of Default, without any further grace or cure period.

11.           EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind except as specifically set forth herein, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1          Nonpayment of Obligations.  Any amount due and owing on the Revolving Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within seven (7) days following the date when due, except that no grace or cure period shall apply to payment of any amounts due on the Maturity Date.

11.2          Misrepresentation.  Any warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Lender shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3          Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (other than the timely payment of the Obligations as required hereunder or in the Loan Documents or any other agreement with the Lender or the failure to comply with any of the financial covenants contained in Section 10 herein) and such failure to perform or default in performance continues for thirty (30) days following written notice from Lender to Borrower.

11.4          Default under Loan Documents.  A default under any of the other Loan Documents which continues following the expiration of any applicable grace and/or cure period, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5          Default under Other Indebtedness.  Any default by Borrower in the payment of any Indebtedness for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, as a result of which default the holder of such obligation (or the other party to such other agreement) is entitled to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6          Other Material Obligations.  Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, may, in the judgment of Lender, reasonably be expected to have a Material Adverse Effect.

11.7          Bankruptcy, Insolvency, etc.  Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Borrower or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of the property of Borrower and is not discharged within sixty (60) days; or any Bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower, and if such case or proceeding is not commenced by Borrower, it is consented to or acquiesced in by Borrower, or remains undismissed for sixty (60) days; or Borrower takes any action to authorize, or in furtherance of, any of the foregoing.

11.8          Judgments.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against Borrower which is not fully covered by insurance, and which judgment or other process could, in the reasonable judgment of Lender, reasonably be expected to have a Material Adverse Effect on the ability of Borrower to perform under this Agreement or the other Loan Documents.

11.9          Change of Management.  If Ronald H. Butler or James M. La Neve shall at any time cease to be in senior management positions of Borrower and Borrower fails to appoint a replacement for said party reasonably acceptable to Lender within ninety (90) days..

11.10        Collateral Impairment.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien (other than Permitted Liens) against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Lender acting in good faith, to become unsatisfactory as to value or character, or which causes the Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence.  The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed reasonably necessary by the Lender to preserve and maintain the value and collectability of the Collateral.

11.11        Material Adverse Effect.  The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

12.           REMEDIES.

Upon the occurrence of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and, immediately upon notice to Borrower, declare all Obligations to be immediately due and payable, all without demand, notice  (unless otherwise required herein) or further action of any kind required on the part of the Lender. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices (other than as provided above) and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing:

12.1          Possession and Assembly of Collateral.  The Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lender shall have the right to store the same in any of the Borrower’s premises without cost to the Lender.  At the Lender’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Borrower.

12.2          Sale of Collateral.  Upon the occurrence of an Event of Default, the Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Lender may deem proper, and the Lender may purchase any or all of the Collateral at any such sale.  The Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Revolving Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender at least ten (10) calendar days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of the Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  Upon the occurrence of an Event of Default, the Borrower consents to releases of the Collateral at any time and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Lender shall deem appropriate.  The Borrower expressly absolves the Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3          Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment Lenders, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section.  Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4          UCC and Offset Rights.  The Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including reasonable costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Lender may, from time to time, elect, any indebtedness of the Lender to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Lender.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Lender to any Obligor.

12.5          Additional Remedies.  Upon the occurrence of an Event of Default, the Lender shall have the right and power to:

(a)           instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)           enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)           take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)           extend, renew or modify for one or more periods (whether or not longer than the original period) the Revolving Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Revolving Note or any of the Obligations;

(e)           grant releases, compromises or indulgences with respect to the Revolving Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Revolving Note or any of the Obligations;

(f)           transfer the whole or any part of securities which may constitute Collateral into the name of the Lender or the Lender’s nominee without disclosing, if the Lender so desires, that such securities so transferred are subject to the security interest of the Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)           vote the Collateral;

(h)           make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, Guarantor or other Person liable to the Lender for the Obligations; and

(i)           at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender’s rights hereunder, under the Revolving Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Lender may do with respect to the Collateral and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral except for Lender’s gross negligence or willful misconduct.

12.6          Attorney-in-Fact.  The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Lender may require to perfect and preserve the Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) upon the occurrence of an Event of Default, carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Lender, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7          No Marshaling.  The Lender shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8          Application of Proceeds.  Subject to the terms of this Agreement, the Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby.  The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower.  Any proceeds of any disposition by the Lender of all or any part of the Collateral may be first applied by the Lender to the payment of expenses incurred by the Lender in connection with the Collateral, including reasonable attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9          No Waiver.  No Event of Default shall be waived by the Lender except in writing.  No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.           MISCELLANEOUS.

13.1          Obligations Absolute.  None of the following shall affect the Obligations of the Borrower to the Lender under this Agreement or the Lender’s rights with respect to the Collateral:

(a)           acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

(b)           release by the Lender of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)           release, extension, renewal, modification or substitution by the Lender of the Revolving Note, or any note evidencing any of the Obligations, or the compromise of the liability of any Obligor for the Obligations; or

(d)           failure of the Lender to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2          Entire Agreement.  This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Obligors and the Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties; and (iii) are the final expression of the intentions of the Obligors and the Lender.  No promises, either expressed or implied, exist between the Obligors and the Lender, unless contained herein.  This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation.

13.3          Amendments; Waivers.  No amendment, modification or termination of any provision of this Agreement or of the Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower.  No discharge, waiver or consent to any departure by the Borrower under this Agreement or any of the Loan Documents, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4          WAIVER OF DEFENSES.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE LENDER IN ENFORCING THIS AGREEMENT.  THE BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5          FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL, IN THE LENDER’S SOLE DISCRETION, BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6          WAIVER OF JURY TRIAL.  THE LENDER AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND THE BORROWER ARE ADVERSE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.7          Assignability.  The Lender may at any time assign the Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Lender’s rights in any or all of the Collateral and the Lender thereafter shall be relieved from all liability with respect to such Collateral.  Lender will give Borrower written notice of any such assignment.  In addition, the Lender may at any time sell one or more participations in the Revolving Loans.  The Borrower may not sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender.  This Agreement shall be binding upon the Lender and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8          Confidentiality.  The Borrower and the Lender hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Lender (or to any Affiliate of the Lender), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Lender or such Affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Lender or such Affiliate to the Lender’s or such Affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Lender or such Affiliate, to any other party.  The Borrower and the Lender further agree that this provision shall survive the termination of this Agreement.

13.9          Binding Effect.  This Agreement shall become effective upon execution and delivery by the Borrower and the Lender.  If this Agreement is not dated or contains any blanks when executed by the Borrower, the Lender is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10        Governing Law.  This Agreement, the Loan Documents and the Revolving Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national lenders), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State, except that any exercise by Lender of its remedies under this Agreement pertaining to the Collateral shall be conducted in accordance with the applicable UCC and the other laws of the state where the Collateral is located.

13.11        Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12        Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Revolving Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lender, and the Lender has been paid in full.  The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.13        Extensions of Lender’s Commitment and Revolving Note.  This Agreement shall secure and govern the terms of any extensions or renewals of the Lender’s commitment hereunder and the Revolving Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for the Revolving Note.

13.14        Time of Essence.  Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.15        Communication.  The Lender is hereby authorized to rely upon and accept as an original any communication which is sent to the Lender by facsimile, or electronic transmission (each, a “Communication”) which the Lender in good faith believes has been signed by Borrower and has been delivered to the Lender by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Lender shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Lender in lieu of, or in addition to, any such Communication.

13.16        Notices.  Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Lender’s rights hereunder.  All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrower:	CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette, Indiana 47906
Attention: James M. La Neve,
Vice President and Chief Financial
Officer

With a copy to:	KRIEG DEVAULT LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Attention: Nicholas J. Chulos, Esq.

If to the Lender:	GIBRALTAR BUSINESS CAPITAL, LLC
400 Skokie Boulevard, Suite 375
Northbrook, Illinois 60062
Attention: Scott Winicour
Chief Operating Officer

With a copy to:	ROBBINS, SALOMON & PATT, LTD.
180 North LaSalle Street, Suite 3300
Chicago, Illinois 60601
Attention: Andrew M. Sachs, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.  All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.17        Release of Claims Against Lender.  In consideration of the Lender making the Revolving Loans, the Borrower and all other Obligors do each hereby release and discharge the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Lender from the date of their respective first contact with the Lender until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lender.  The Borrower and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lender is relying upon this release in extending the Revolving Loans to the Borrower.

13.18        Costs, Fees and Expenses.  The Borrower shall pay or reimburse the Lender for all reasonable actual out of pocket costs, fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation, consummation, administration, collection of the Obligations or enforcement of this Agreement,  the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Lender, plus costs and expenses of such attorneys or of the Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, title, survey and filing fees, a UCC policy of insurance issued by a title insurance company acceptable to Lender and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender on demand.  If at any time or times hereafter the Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lender’s rights or remedies under the Agreement or the other Loan Documents, the reasonable actual out of pocket costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Lender on demand.  Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, the Borrower shall not be obligated or required to make any payment pursuant to this Section for any breach by the Lender of this Agreement or any of the other Loan Documents.

13.19        Indemnification.  The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Revolving Loans, the use or intended use of the proceeds of the Revolving Loans, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, any Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.  Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, the Borrower shall not be obligated or required to make any payment or provide an indemnification pursuant to this Section for any breach by an Indemnified Party of this Agreement or any of the other Loan Documents.

13.20        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.21        Customer Identification - USA Patriot Act Notice.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Loan and Security Agreement as of the date first above written.

CHROMCRAFT REVINGTON, INC., a Delaware corporation

By:	/s/ James M. La Neve
Name:	James M. La Neve
Title:	VP and CFO

Agreed and accepted:

GIBRALTAR BUSINESS CAPITAL, LLC,
a Delaware limited liability company

By:	/s/ Darren Latimer
Name:	Darren Latimer
Title:	CEO